Exhibit 23.6

CONSENT OF MILLER AND LENTS, LTD. INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to (1) the inclusion in or incorporation by reference into the Registration Statement on Form S-4 (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Production Partners LP, or the Registration Statement, of our report, dated September 19, 2013, with respect to estimates of reserves and future net revenues to the interests of Memorial Production Partners LP, as of December 31, 2012; and (2) all references to our firm or such report included in or incorporated by reference into the Registration Statement.

The Registration Statements contain references to certain reports prepared by Miller and Lents, Ltd. for the exclusive use of Memorial Production Partners LP. The analysis, conclusions, and methods contained in the reports are based upon information that was in existence at the time the reports were rendered and Miller and Lents, Ltd. has not updated and undertakes no duty to update anything contained in the reports. While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such reports are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of their preparation and that are described in such reports in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of Miller and Lents, Ltd. which may impact these assumptions, including but not limited to unforeseen market changes, economic changes, natural events, actions of individuals or governments, and changes of laws and regulations or interpretation of laws and regulations.

Houston, Texas

November 19, 2013

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By:	/s/ Carl D. Richard
Carl D. Richard, P. E.
Senior Vice President

TWO HOUSTON CENTER  —  909 FANNIN STREET, SUITE 1300  —  HOUSTON, TEXAS 77010

TELEPHONE 713-651-9455  —  TELEFAX 713-654-9914  —  e-mail: mail@millerandlents.com